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Exhibit 10.11

BUCKEYE PARTNERS, L.P.
2007 ANNUAL INCENTIVE COMPENSATION PLAN

        Buckeye Partners, L.P. (the "Company") has an Annual Incentive Compensation Plan (the "Plan") for selected key employees of Buckeye Pipe Line Services Company ("BPL"). The Plan applies to employees, who meet the eligibility requirements set forth below. The officers of Buckeye GP LLC, the general partner of the Company, are not eligible to participate in the Plan. The objectives of the Plan are to create incentives for the management group to contribute to the overall performance of the Company and to motivate participants to achieve individual goals.

Target Award

        Participants will be identified and target awards established at the beginning of each Award Period, or as soon thereafter as practicable. The Award Period will be a calendar year. Target Awards will be expressed as a percentage of each participant's base salary. For 2007, the Target Awards will be 30% for employees in Grades 18 and higher; 20% for those in Grade 17; 15% for those in Grades 15 and 16, 10% for those in Grade 12, 13 and 14; and 5% for all other exempt employees. The Company reserves the right to vary these percentages in individual cases.

Allocation Between Company Financial Performance and Personal Performance Objectives

        65% of the Target Award will be based upon achievement of the operating income target in accordance with the financial plan during the Award Period (the "Operating Income Objective"). This is the Company Financial Performance Allocation. The Operating Income Objective will be communicated to participants during the first calendar quarter of the Plan year.

        35% of the Target Award will be based upon personal performance and individual contribution to the organization (the "Personal Objective"). This is the Personal Performance Allocation.

Operating Income Objective

        Achievement of operating income of at least $202.0 million (but less than stretch level performance) in 2007 is equivalent to Target performance. Should we achieve operating income of at least $202.0 million but less than $211 million, you will receive 100 percent of your Company Financial Performance Allocation. Should operating income reach or exceed $211 million, you will receive 133 percent of your Company Financial Performance Allocation. This would constitute stretch level performance. Should operating income be between $192 million and Target, you will receive 50 percent of your Company Financial Performance Allocation. This would constitute Threshold level performance. Should operating income fall below $192 million, you will not receive any of your Company Financial Performance Allocation. The levels of performance and respective payouts can be summarized as follows:

	Below $192 million	0
Threshold	$192 million	50 percent
Target	$202.0 million	100 percent
Stretch	$211 million	133 percent

Personal Objective

        The participant's supervisor, in conjunction with their respective Vice President or Senior Vice President, will determine how each individual performed, and what his or her overall contribution was to the organization, in relation to other participants, during the Award Period. Individual performance or contribution may be achieved at Threshold, Target or Stretch level. The level of achievement will determine the cash payout with respect to the Personal Objective portion of the Plan. If it is determined that the threshold level of performance was not met by the participant, there will be no payout for either portion of the award; that is, the Company Financial Performance Allocation or the Personal Performance Allocation. The Personal Objective portion cannot be paid out at more than 100 percent unless Buckeye achieves at least target level performance in connection with the Operating Income Objective. The levels of achievement and respective payouts can be summarized as follows:

	0	No AIC payment at all
Threshold	50 to 99 percent
Target	100 percent
Stretch	101 to 150 percent	Only if BPL Operating Income Target is Met

Plan Distributions

        Distributions will normally occur in the first quarter of the year following the Award Period.

Resignations, Retirements and New Hires

        In order to receive any payment in connection with this Plan, a participant must be a regular, full-time employee for all of calendar year 2007. Thus, if a participant resigns, retires or otherwise terminates his employment with the Company at any time during calendar year 2007, or if an employee is hired during calendar year 2007, that employee will not be entitled to any payment under this Plan with respect to calendar year 2007. In addition, if an employee (i) voluntarily leaves the Company or (ii) an employee's employment is terminated by the Company between the end of a calendar year and the date incentive compensation is paid with respect to that year, the employee will forfeit his or her right to the incentive compensation payment. To the extent an employee retires between the end of a calendar year and the date incentive compensation is paid with respect to that year, the employee will be entitled to the incentive compensation payment.

Example #1:

        A participant has a $12,000 Target Award. Their personal performance was determined to be at 75%. Operating Income was $205 mm.

Personal Performance (35% of $12,000 = $4,200)

        (Personal Performance within the Threshold range).

  75% of $4,200 = $3,150

Operating Income Objective (65% of $12,000 = $7,800)

        (Operating Income met the Operating Income Objective Range at the Target level).

  $7,800 × 100% = $7,800

AIC Distribution

$3,150
7,800
$10,950	= AIC payable

Example #2:

        A participant has a $8,000 Target Award. Their personal performance was determined to be at 100%. Operating Income was $195 mm.

Personal Performance (35% of $8,000 = $2,800)

        (Personal Performance met the Target).

  100% of $2,800 = $2,800

Operating Income Objective (65% of $8,000 = $5,200)

        (Operating Income met the Operating Income Objective Range at the Threshold level).

  $5,200 × 50% = $2,600

AIC Distribution

$2,800
2,600
$5,400	= AIC payable

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  Exhibit 10.11
BUCKEYE PARTNERS, L.P. 2007 ANNUAL INCENTIVE COMPENSATION PLAN